Securities and Exchange Commission

                              Washington, DC 20549

                                     FORM 15

          Certification and Notice of Termination of Registration under
             Section 12(g) of the Securities Exchange Act of 1934 or
                    Suspension of Duty to File Reports Under
                          Sections 13 and 15(d) of the
                        Securities Exchange Act of 1934.

                 Commission File Number     0-27162

                         National Surgery Centers, Inc.
             (Exact name of registrant as specified in its charter)

                           c/o HEALTHSOUTH CORPORATION
                             One HealthSouth Parkway
                            Birmingham, Alabama 35243
                                  (205)967-7116
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common Stock, par value $.01 per share
                       (Title of each class of securities
                              covered by this Form)

                                      None
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)     [X]             Rule 12h-3(b)(1)(ii)   [ ]
          Rule 12g-4(a)(1)(ii)    [ ]             Rule 12h-3(b)(2)(i)    [ ]
          Rule 12g-4(a)(2)(i)     [ ]             Rule 12h-3(b)(2)(ii)   [ ]
          Rule 12g-4(a)(2)(ii)    [ ]             Rule 15d-6             [ ]
          Rule 12h-3(b)(1)(i)     [ ]

     Approximate number of holders of record as of the certification or notice date:

          One

     Pursuant to the requirements of the Securities Exchange Act of 1934, National Surgery Centers, Inc. has caused this certification and notice to be signed on its behalf by the undersigned Duly authorized person.

DATE: July 30,1998                           BY:  /s/ William H. Horton
                                                        William W. Horton
                                                          Vice President